EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

Parent Company	Subsidiary Company	State of Incorporation

Abigail Adams National Bancorp, Inc.	The Adams National Bank	Federal
	Consolidated Bank & Trust Company	Virginia